Exhibit 11.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Regulation A Post Qualification Offering Statement on Form 1-A POS of our report dated April 15, 2021, relating to the consolidated financial statements of 1st stREIT Office Inc. and its subsidiaries appearing in the Preliminary Offering Circular, which is part of this Regulation A Offering Statement.

We also consent to the reference of our firm under the heading “Experts” in such Preliminary Offering Circular.

/s/ RSM US LLP

Irvine, California

October 7, 2021